UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

JANUARY 6, 2008

Date of Report (date of Earliest Event Reported)

ISOLAGEN, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-31564	87-0458888
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

405 EAGLEVIEW BLVD., EXTON, PA  19341

(Address of principal executive offices and zip code)

(484) 713-6000

 (Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 1.01               Entry into a Material Definitive Agreement.

The registrant hereby incorporates by reference the disclosure made in Item 5.02 below.

Item 1.02               Termination of a Material Definitive Agreement.

The registrant hereby incorporates by reference the disclosure made in Item 5.02 below.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2008, Isolagen, Inc. (the “Company”) and Mr. Nicholas L. Teti, Jr. entered into a Consulting and Non-Competition Agreement (the “Consulting Agreement”), pursuant to which Mr. Teti agreed to continue as the Company’s non-executive Chairman of the Board and to become a consultant to the Company, and resigned his position as Chief Executive Officer and President of the Company.  Mr. Teti agreed to provide consulting services to the Company until June 30, 2009, subject to the prior termination of the Consulting Agreement, which may occur upon 30 days notice by either party. Mr. Teti will receive an annual consulting fee of $100,000 for his services.  Pursuant to the Consulting Agreement, Mr. Teti’s original employment agreement, dated June 5, 2006, was terminated and the parties agreed that he was owed no severance payments under the original employment agreement.  Mr. Teti will retain his previously issued stock options, which will continue to vest in accordance with their original terms.  Mr. Teti will also remain eligible to receive his 2007 annual bonus as provided in his original employment agreement.  Mr. Teti has agreed not to compete with the Company during the term of the Consulting Agreement. If the Consulting Agreement is terminated for any reason, Mr. Teti has agreed to resign as a member of the Board of Directors, if requested.

In connection with Mr. Teti’s service as non-executive Chairman of the Board, Mr. Teti will receive an annual retainer of $60,000.  Mr. Teti will not receive any additional compensation for attending meetings of the Board of Directors.

As a result of the modifications to Mr. Teti’s stock options set forth in the Consulting Agreement, the Company will be required to record a non-cash compensation charge during the three months ended March 31, 2008 of approximately $1.3 million related to Mr. Teti’s 1,166,665 vested stock options, even though the number of shares, the vesting schedules and the exercise price of the stock options previously granted to Mr. Teti have not changed.  Further, related to Mr. Teti’s 833,335 unvested stock options, the Company estimates that a non-cash charge of approximately $1.4 million will be recorded ratably over the next five fiscal quarters, beginning with the three months ended March 31, 2008.  This estimate is based on certain stock option valuation assumptions as of January 7, 2008, however, the ultimate charge will be based on the future valuation assumptions in effect upon the vesting dates of these currently unvested stock options.

On January 7, 2008, the Company and Mr. Declan Daly entered into an employment agreement (the “Agreement”) pursuant to which Mr. Daly agreed to serve as Chief Executive Officer of the Company until December 31, 2010, subject to the automatic renewal of the Agreement for an additional one-year term unless the Company notifies Mr. Daly 180 days prior to the expiration of the Agreement of its intention not to renew the Agreement.  The Agreement supersedes the current employment agreement between the Company and Mr. Daly, effective June 5, 2006, which was terminated.  In addition, Mr. Daly agreed to continue in his current role as Chief Financial Officer of the Company, but has resigned as Chief Operating Officer of the Company.

The Agreement provides Mr. Daly with an annual base salary of $430,000, which will be periodically reviewed and may be increased at the Board’s discretion.  Mr. Daly shall receive a one-time signing bonus payment in the amount of $25,000. Mr. Daly is entitled to receive an annual bonus, payable each year subsequent to the issuance of final audited financial statements, but in no case later than 120 days after the end of the Company’s most recently completed fiscal year. The final determination on the amount of the annual bonus will be made by the Compensation Committee of the Board of Directors, based primarily on criteria mutually agreed upon with Mr. Daly. The targeted amount of the annual bonus shall be 50% of Mr. Daly’s base salary. The actual annual bonus for any given period may be higher or lower than 50%. For any fiscal year in which Mr. Daly is employed for less than the full year, he shall receive a bonus which is prorated based on the number of full months in the year which are worked. The Agreement provides that Mr. Daly receive a life insurance benefit in the amount of $1 million and disability insurance benefits of at least 60% of his base salary.

Under the Agreement, Mr. Daly was granted the following ten-year option grants: (a) an option to purchase 350,000 shares of common stock at an exercise price equal to the closing of the common stock on the last trading day preceding execution of the Agreement, which vests in twelve equal quarterly installments commencing March 31, 2008; and (b) a performance stock option to purchase 100,000 shares of common stock at an exercise price equal to the closing of the common stock on the last trading day preceding execution of the Agreement that shall vest as follows: (i) 50% of performance stock option shall vest upon the Company’s accepted filing of a Biologics License Application by the FDA and (ii) the remaining 50% of the performance stock option shall vest upon the FDA’s approval of the Company’s Biologics License Application filing; provided in each case that Mr. Daly is the Company’s Chief Executive Officer at the time of said event.  Notwithstanding the foregoing, the options shall terminate 90 days following a termination of Mr. Daly for “Cause” or upon the voluntary termination of service by Mr. Daly that is not for “Good Reason” (each as defined in the Agreement).  The vesting of the stock option grant described in (a) above shall accelerate and vest immediately upon a “change in control” of the Company as defined in Rule 405 of the Securities Act of 1933 or upon sale of substantially all of the assets of the Company or the merger out of existence of the Company.

Mr. Daly will continue to work out of Ireland at this time; provided that he will physically be on the premises of the Company’s facility in Exton, Pennsylvania and in the United States when and as appropriate and reasonable to effectively discharge his duties and responsibilities.  If the Board of Directors determines that Mr. Daly is unable to effectively discharge his duties and responsibilities without relocating his residence to the United States, Mr. Daly shall be required to relocate, and his failure to so relocate shall be grounds for his termination (such termination, a “Relocation Termination”).  Notwithstanding the foregoing termination provisions, if Mr. Daly determines not to relocate his residence, Mr. Daly has agreed, at the Company’s request, to remain in his position for a period of three months from the date of his determination.

Upon termination of the Agreement by the Company without “Cause” or by Mr. Daly for “Good Reason” (each as defined in the Agreement), Mr. Daly is entitled to a severance payment equal to the greater of his base salary for the remaining term of the Agreement or 12 months, and the prorated share of his annual bonus for such year. Upon a Relocation Termination, Mr. Daly shall receive a severance payment equal his base salary for a period of six months from the date of his termination.  Upon termination of the Agreement by the Company for “Cause” (other than a Relocation Termination) or upon the death or disability of Mr. Daly, Mr. Daly is entitled to all amounts due to him for any portion of the payroll period worked but for which payment had not yet been made up to the date of termination. During any period in which severance payments are being made, Mr. Daly has agreed not to compete with the Company, and during such period Mr. Daly shall continue to be covered by the Company’s health plans and continue to receive his insurance and disability benefits.

The Board of Directors has agreed to nominate Mr. Daly to become a director of the Company, subject to the approval of the Company’s stockholders at its 2008 Annual Stockholders Meeting.  Mr. Daly has agreed that notwithstanding his election to the Company’s Board of Directors, if his employment with the Company terminates for any reason, he will immediately resign as a member of the Board of Directors, if requested.

Mr. Daly, age 45, has served as Isolagen’s Executive Vice President—Europe and Chief Financial Officer since June 2006, and as its Chief Operating Officer since June 2007. Mr. Daly served as Executive Vice President and Chief Financial Officer of Inamed Corp. from November 2004 until March 2006, prior to which he served as Inamed’s Senior Vice President since September 2002 and as the Corporate Controller and Principal Accounting Officer since March 2002. He was previously Vice President of Finance & Administration for Inamed International Corp. from 1998 to 2002. From 1996 to 1998, Mr. Daly was a Senior Manager with BDO Simpson Xavier, Chartered Accountants or BDO, in Dublin. Prior to joining BDO, he worked with PricewaterhouseCoopers in Dublin and London. Mr. Daly holds a B.A. in Management Science and Industrial Systems Studies from Trinity College, Dublin and he is also a Fellow of the Institute of Chartered Accountants in Ireland.

Item 5.03               Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 6, 2008, the Board of Directors of the Company amended and restated the Company’s Bylaws (the “Bylaws”).  The amendments to the Bylaws clarify that the Company may appoint a Chairman of the Board that is not also an officer of the Company.  A copy of the Company’s Bylaws reflecting the amendments adopted by the Board on January 6, 2008 is attached hereto as Exhibit 3.1.

Item 9.01               Financial Statement and Exhibits.

(a)           Not applicable.

(b)           Not applicable.

(c)           Exhibits.

3.1     Third Amended and Restated Bylaws of Isolagen, Inc.

99      Press release dated January 8, 2008

[THE SIGNATURE PAGE FOLLOWS]

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISOLAGEN, INC.

Date:	January 8, 2008	By:	/s/ Declan Daly
Declan Daly, Chief Financial Officer